EX-99.(14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 under the Securities Act of 1933, of our report dated December 18, 2015, relating to the financial statements and financial highlights of Madison Target Retirement 2020 Fund, Madison Target Retirement 2030 Fund, Madison Target Retirement 2040 Fund, and Madison Target Retirement 2050 Fund, four of the series of Madison Funds, and appearing in the Combined Proxy Statement and Prospectus for the series of Goldman Sachs Trust II for the years ended October 31, 2015, and to the reference to us under the heading “Experts” in the Combined Proxy Statement and Prospectus/Information Statement, which is part of the Registration Statement.

May 24, 2016